Exhibit 99.1

HERSHEY FOODS PURCHASES COMMON STOCK
FROM MILTON HERSHEY SCHOOL TRUST
AND INCREASES DIVIDENDS

HERSHEY, Pa., July 28, 2004 — Hershey Foods Corporation (NYSE:HSY) announced today that it has purchased 11,281,589 shares of its Common Stock from Hershey Trust Company, as Trustee of the Milton Hershey School Trust, for approximately $500 million, or $44.32 per share. This privately-negotiated transaction was executed using the volume-weighted average price of recent transactions on the New York Stock Exchange as a basis for negotiating the price of the transaction.

Also, the Board of Directors of Hershey Foods Corporation declared a quarterly dividend of $.22 on the Common Stock, an increase of 11.4%, or $.0225 per share. In addition, the Board declared a dividend of $.20 on the Class B Common Stock, an increase of 11.9%, or $.02125 per share. The dividends are payable September 15, 2004, to stockholders of record August 25, 2004.

“This share purchase represents another facet of our value-enhancing strategy by providing an excellent opportunity to invest our free cash flow. It’s accretive to 2004 earnings and thus, benefits all shareholders,” said Richard H. Lenny, Chairman, President, and Chief Executive Officer, Hershey Foods Corporation. “We retain the financial flexibility to invest in our business and continue our open-market stock repurchase program.”

“Hershey Trust Company, as Trustee of the School Trust, has sold the shares to diversify the School Trust’s investment holdings,” said Robert C. Vowler, President and Chief Executive Officer, Hershey Trust Company. “Hershey Trust Company as fiduciary for the School Trust intends to retain voting control of the Company, which the School Trust has held since 1918. In addition, Hershey Trust Company as fiduciary for the School Trust will continue to review the School Trust’s holdings and undertake further diversification as it deems appropriate. This diversification might include the sale of shares from time-to-time in the open market, but such open-market sales would not materially alter the School Trust’s voting position with respect to the Company.”

The School Trust will continue to have approximately 77.5 percent of the voting power of outstanding shares of both classes of the Company’s common stock following the transaction. It continues to hold 99.6 percent of all Class B Common Stock shares outstanding, which carry 10 votes per share.

Milton Hershey School, located in Hershey, Pennsylvania, is a private, non-profit boarding school for needy children. The School currently cares for over 1400 boys and girls in grades kindergarten through twelve. The full cost of education and care for the students at the School is paid from income of the School Trust created by Milton S. and Catherine S. Hershey in 1909.

Hershey Foods Corporation is a leading producer of a broad line of chocolate, confectionery, and chocolate grocery products.

Hershey Foods Corporation was advised by JPMorgan in negotiating this transaction. Hershey Trust Company was advised by Lehman Brothers.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in confectionery preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s annual report on Form 10-K for 2003.

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Media Contact:     Stephanie L. Moritz 717-508-3238
Financial Contact:     James A. Edris 717-534-7556